Exhibit 5.1

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ALLIANCES IN MEXICO

December 19, 2024

Protagenic Therapeutics, Inc.

149 Fifth Avenue

New York, NY 10010

Re:	Protagenic Therapeutics, Inc. (the “Company”) Registration Statement on Form S-1 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special counsel to Protagenic Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the issuance of this opinion that relates to a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale, by the selling shareholders listed therein, from time to time pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement, of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which consist of (i) 1,948,295 shares of Common Stock delivered to the selling shareholders pursuant to the Agreement (as defined below), (ii) series A warrants (the “Series A Common Stock Warrants”) to purchase up to 1,948,295 shares (the “Series A Common Stock Warrant Shares”) of Common Stock issued to the selling shareholders pursuant to the Agreement and (iii) series B warrants (the “Series B Common Stock Warrants”, and together with the Series A Common Stock Warrants, the “Common Stock Warrants”) to purchase up to 1,948,295 shares (the “Series B Common Stock Warrant Shares”, and together with the Series A Common Stock Warrant Shares, the “Common Stock Warrant Shares”) of Common Stock issued to the selling shareholders pursuant to the Securities Purchase Agreement by and between the Company and the purchaser identified as a party thereto, dated as of October 29, 2024 (the “Agreement”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Third Amended and Restated Certificate of Incorporation of the Company in the form filed as Exhibit 3.1 to the Registration Statement, as filed with the Secretary of State of the State of Delaware on June 20, 2016 (the “Certificate of Incorporation”); (ii) the Second Amended and Restated Bylaws of the Company in the form filed as Exhibit 3.2 to the Registration Statement, as filed with the Commission on June 1, 2018 (the “Bylaws”); and (ii); the Registration Statement.

DUANE MORRIS LLP A DELAWARE LIMITED LIABILITY PARTNERSHIP
1540 BROADWAY NEW YORK, NY 10036-4086	PHONE: +1 212 692 1000 FAX: +1 212 692 1020

Protagenic Therapeutics, Inc.
December 19, 2024

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that,

(i) The Shares have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and are validly issued, fully paid, and nonassessable.

(ii) The Common Stock Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Common Stock Warrant Shares are delivered and paid for in accordance with the terms of the Common Stock Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Common Stock Warrant Shares will be validly issued, fully paid, and nonassessable.

The foregoing opinions are qualified to the extent that the enforceability of any document or instrument may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the DGCL. No opinion is expressed herein with respect to the qualification of the Shares, the Common Stock Warrants or the Common Stock Warrant Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the offering of the Securities pursuant to the Registration Statement.

This opinion letter is given to you solely for use in connection with the offer and sale of the Securities while the Registration Statement is in effect and is not to be relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, the Common Stock Warrant Shares or as to the effect that their performance of such obligations may have upon any of the matters referred to above. We assume no obligation to revise or supplement this opinion should the DGCL be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Duane Morris LLP